Exhibit 16.1
July 5, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
RE: CytoCore, Inc.
We have read the statements that we understand CytoCore, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.
/s/ Amper, Politziner & Mattia, P.C.
Amper, Politziner & Mattia, P.C.
Edison, New Jersey